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                                                                    EXHIBIT 99.2

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                          SANDERSON FARMS, INCORPORATED

                            MODERATOR: JOE SANDERSON
                                  MAY 25, 2006
                                   10:00 AM CT


Operator:             Good day and welcome to the Sanderson Farms Incorporated
                      conference call. Today's call is being recorded.

                      At this time, for opening remarks and introductions, I would like to turn the call over to the Chairman and Chief Executive Officer, Mr. Joe Sanderson.

                      Please go ahead, sir.

Joe Sanderson:        Thank you.

                      Good morning and welcome to Sanderson Farms second quarter conference call.

                      With me on the call today are Lampkin Butts, our President and Chief Operating Officer, and Mike Cockrell, Chief Financial Officer.

                      The purpose of this call is to review financial results and operating trends reflected during the second fiscal quarter and six months ended April 30. We issued a news release this morning announcing a net loss of $16.6 million or


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                      83 cents per fully diluted share for our second fiscal
                      quarter of 2006. For the first half of fiscal 2006, we lost $25.3 million or $1.26 per fully diluted share.

                      I will begin the call with some brief comments about general market conditions and the company's operations. I will then ask Lampkin to give you some detail about our quarter and the steps the company is taking to address current market conditions. Lampkin will then turn the call over to Mike for a more detailed account of the financial results and we will then answer your questions.

                      Before we make any further comments, I would like to ask Mike to give the cautionary statement regarding forward-looking statements.

Mike Cockrell:        Thank you, Joe, and good morning to everyone.

                      Before we begin the call this morning, as always I need to caution you that the call will contain forward-looking statements about the business, financial condition, and prospects of the company.

                      All forward-looking statements were made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995 and are made based on management's current expectations or beliefs as well as assumptions made by and information currently available to management.

                      The actual performance of the company could differ materially from that indicated by the forward-looking statements because of various risks and uncertainties.

                      These risks and uncertainties are described in Item 7 of the most recent annual report on Form 10-K and in the MD&A and results of operations find in Item


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                      2 of Part 1 of the company's quarterly report on Form 10-Q filed with the SEC this morning in connection with our second fiscal quarter ended April 30, 2006.

Joe Sanderson:        Thank you, Mike.

                      Our financial and operating results for the first half of the year reflect difficult market conditions and our transition to big birds at Collins and continued increase in production in Georgia.

                      While overall market conditions for chicken have improved during May, they were poor for the first six months of our fiscal year and especially during our second fiscal quarter.

                      Market prices for all poultry products were lower across the board during the first half of our fiscal year compared with the first six months of last year. The average Georgia dock price for whole birds during the first half of the year was 70 cents a pound or 5.3% lower than last year's first six months and was 7.3% lower during the second quarter compared to last year's second quarter.

                      Parts prices were also down for the first half of the year, contributing to a 14-cent per pound decline in the company's average sales price for poultry products.

                      Bulk leg quarter prices during our second quarter averaged
                      18.4 cents per pound, a decrease of 43% for the second quarter and 27.8% for the first six months of the year compared to last year's second quarter and first six months.

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                      The market for leg quarters has however improved during
                      May, reflecting improving export demand. The bulk leg quarter price for fresh leg quarters is currently quoted at 28 cents per pound on the Urner Barry. This improvement in the dark meat market will be reflected in June exports of frozen leg quarters.

                      Wing prices during our first six months averaged 89 cents per pound, down 15.2% from the average of $1.05 during the first six months of last year. Wings currently trade for 81 cents per pound.

                      The boneless breast meat average price during our second quarter was $1.08, decreasing by 30.1% when compared with the second quarter a year ago and have decreased 25.9% for the first six months of the year.

                      Like leg quarter prices, the market for boneless breast has improved during May. The Urner Barry spot market price for boneless is now $1.37 per pound.

                      While chicken prices were lower during our second quarter and during the first half of the year, the same can't be said about feed grain prices. Cash market prices for corn during our first six months were up 4.7% when compared to the first half of last year. Soybean meal cash market prices for the first six months of this year were also higher than the same period a year ago, increasing 4.5%.

                      As we reported on our first quarter call, we expect corn and soybean meal cost on a unit-price basis to be slightly higher overall during fiscal 2006 than fiscal 2005.

                      While the USDA reports that planting progress for both corn and soybeans is good, the futures on corn are up materially, reflecting a reduction in the


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                      estimated number of acres to be planted and the effect
                      ethanol production will have on the corn supply going forward.

                      Based on current and projected prices for corn and soybean meal and based on the price of that portion of our needs we have priced through the end of this fiscal year, we now believe our costs will be between $12 million and $14 million higher for the fiscal year, which is an increase from our previous estimate and reflects the higher prices for corn on that portion of our needs not yet priced.

                      Overall our live and processing operations have performed well during the year. However, we began increasing our weekly processing in Moultrie by 300,000 head per week during March as we began expanding production at that plant.

                      And we brought 1.1 million additional pounds of meat to the market each week at our Collins plant during the same time as we transitioned to all big bird deboning at that plant during February. Some might say the timing of those additional pounds hitting the market was unfortunate.

                      In light of current market conditions affecting our company and the industry, we have spent a significant amount of time and energy reviewing our operations to identify measures we can take to reduce our losses and quicken our return to profitability.

                      These measures include reducing production at certain of our plants, cutting costs where we can without jeopardizing product quality, customer service, or long-term operations, delaying scheduled production increases at Collins and Moultrie, and moving the construction startup of our new Waco, Texas facility by 90 days.

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                      All of these charges are -- all of these changes are
                      effective immediately and I believe are prudent in light of current market conditions.

                      At this point, I'd like to turn the call over to Lampkin to discuss these steps and more about our operations during the first half of the year.

Lampkin Butts:        Thank you, Joe.

                      As Joe said, while our overall operations did not perform badly during the first half of fiscal 2006, our financial performance was significantly impacted by poor market conditions. And consequently we have taken a hard look at all of our operations.

                      This review included the cutbacks in production, deferring our planned increases in capacity, our cost structure, our operating efficiencies, and our announced intentions in Waco, Texas.

                      With respect to cutbacks, we have taken steps to reduce production at our big bird deboning plants by 175,000 head per week or just under 6% of our total big bird head processed.

                      These cutbacks have taken plan immediately with respect to chick placements and will be reflected in the weekly production at our big bird deboning plants in early July.

                      We have also taken steps to reduce production at our McComb chill pack plant by 100,000 head per week, which will result in an 8% reduction at that plant. This cutback is also effective immediately and will show up at the McComb plant in late June.

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                      When combined, the total cutbacks result in a 4.3%
                      reduction head processed.

                      In addition to reducing our production schedule, we have also taken steps to delay the scheduled increases at Collins and Moultrie. With respect to Collins, we have indefinitely deferred the additional 150,000 head per week that were originally scheduled to begin at Collins this summer.

                      All of the physical assets in Collins will be completed as originally scheduled, with the hatchery construction completed this month and the new feed mill online by the end of June. We will continue to monitor market conditions to determine when the Collins addition should go forward.

                      With respect to Moultrie, we have reduced our planned increase by 100,000 head per week. Moultrie is currently processing 900,000 head of chill pack chickens per week and was originally scheduled to be at 1.2 million head per week by the end of July.

                      However, we will increase Moultrie by only 200,000 head per week until such time as we see market conditions improve. This 200,000 head per week increase in chill pack head in Moultrie, which will be phased in beginning in August, will obviously more than offset the cut in chill pack head in McComb. However, even when this increase is netted against our production cuts, we will reduce our production by approximately 2% in ready-to-cook pounds.

                      A paramount consideration in all of these cutbacks is their impact on contract growers. Because the reductions are spread throughout the company, no one division or our contract producers will be materially affected.

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                      With respect to cost savings, we will continue to tighten
                      our bests where possible but will not jeopardize product quality, customer service, or our long-term operations.

                      There are some things we can do, such as reducing our advertising budget, carefully reviewing discretionary spending and encouraging our employees to look for ways reduce costs.

                      We will also look to gain in operating efficiencies. As Joe mentioned, our live costs and processing costs already compete very well in our industry, but there are always opportunities to improve. We will aggressively pursue all of the opportunities that we have identified.

                      In addition to these measures, we will postpone the beginning of construction of our Waco, Texas facility by three months. By delaying the startup in Texas, we will push approximately $29 million in capital expenditures into next fiscal year.

                      While our balance sheet remains strong and we have sufficient liquidity to begin Texas on schedule, we deem it prudent to delay this project by three months. This delay will also push out by three months the need to begin ramping up general and administrative costs and expenses associated with the new plant.

                      Those of you who have followed our company for some time have heard us say before that we manage our company the same regardless of where we are in the poultry cycle. Our conservative financial management allowed us to enter this cycle essentially debt free and we are confident in our company's ability to manage through this cycle.

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                      Most everyone believes that the recent downturn in the
                      poultry markets was caused at least in part by concerns about avian influenza and the resulting reduction in demand from our export customers.

                      Like everyone in the industry, we continue to answer many questions from consumers, customers, growers, and other constituents regarding steps we are taking to address the avian influenza issue.

                      In response to the avian influenza threat, we have engaged employees at every level of our company to develop a comprehensive plan to deal with possible scenarios that could develop within an avian -- with an Asian avian influenza outbreak in the United States.

                      Of course, we continue to inform our customers and consumers that poultry meat is safe to eat, that there is no scientific evidence supporting the notion that avian influenza can be contracted from eating properly cooked poultry.

                      Our contingency planning for possible avian influenza scenarios includes among other things increased bio-security measures, communications with our employees, growers, shareholders, and customers, interaction with government authorities, and operational changes.

                      I have been pleased with our employees' response to this issue and their continuing diligence in preparing for various contingencies.

                      I would like now to turn the call over to Mike for more detail on the financial performance of the company during the first half of the year.

Mike Cockrell:             Thank you, Lampkin.

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                      Net sales for our first six months totaled $447.2 million
                      compared to $492.5 million for the same six months during fiscal 2005. For the quarter, our net sales totaled $225.1 million compared to $259.2 million for the second quarter last year.

                      The decrease in net sales reflects the decrease in market prices described by Joe offset by an increase in the pounds of poultry sold through the first half of the year of 6.9%.

                      The 83-cent per share loss during the quarter compares to $1.32 earned from operations earned during last year's second quarter.

                      Our cost of sales for the three months ended April 30, 2006 as compared to the same three months during fiscal 2005 increased 18.6%. The increase is a result of an increase in the cost of feed grains and an increase in pounds of poultry meat sold during the second quarter this year compared to the same quarter a year ago of 9.8%.

                      The cash market price for corn and soybean meal were up 6.5% and down 4.1% respectively for the three months ended April 30 when compared to the same three months a year ago.

                      For the first six months of the year, cost of sales increased $56.2 million compared to the first half a year ago, again the result of increase in pounds of poultry products sold.

                      SG&A expenses for the first half of 2006 were down $1.7 million compared to a year go. This reduction flows from lower advertising cost during the first half of the year and the elimination of SG&A costs associated with Georgia, which were booked as SG&A cost until Georgia began operations on August

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                      22 of last year. Since August 22, such costs have been
                      booked as cost of goods sold.

                      At the end of our second quarter, our balance sheet reflects stockholders' equity of $317.6 million and net working capital of $107.7 million. The current ratio was
                      3.2 to 1.

                      Debt totaled $70.8 million and our debt-to-cap ratio was 18.2% at April 30, 2006.

                      Our net debt to cap was 16.9%. We spent $46.8 million on capital expenditures during the first half of the fiscal year. We also spent $4.9 million on dividends, reflecting a higher dividend rate of 12 cents per share per quarter.

                      During fiscal 2006, we now expect to spend approximately $77.5 million on planned capital projects, which is net of approximately $13 million in vehicles and other operating leases.

                      These numbers reflect the deferral of construction of our Waco, Texas facility as described by Lampkin.

                      Our depreciation and amortization for the first six months of the year totaled $14.6 million and we expect approximately $30 million for fiscal 2006.

                      On April 28, 2006, our company privately placed $50 million in debt with Farm Credit Bank in Spokane, Washington. This debt carries a fixed interest rate of 6.12% and will be amortized over ten years with interest-only fir the first five years and then equal amortization per year during the second five years.

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                      The debt is unsecured. It carries net worth and current
                      ratio and debt-to-cap covenants that compare favorably with our revolving credit facility and provides liquidity to the company as we continue our strategic expansion plan and weather the current cycle.

                      At the end of the first quarter, we had $10 million outstanding on our revolver with $6.2 million cash on the balance sheet. When you add our cash with available credit, our liquidity at the end of the second quarter was $196.2 million.

                      To echo comments made by Joe and Lampkin, we remain confident in our company, in our industry, and its products. We will be prudent in managing the business and finding ways to keep our costs at a minimum.

                      However, our focus as always will be in creating long-term value for our shareholders.

                      We would be glad now to open up the call for questions.

Operator:             Thank you.

                      The question and answer session is conducted electronically. If you would like to ask a question, please press the star-1 on your telephone keypad. Again, that's star-1 to signal if you'd like to ask a question.

                      If you're on a speakerphone, please make sure your mute button is turned off to allow your signal to reach our equipment.

                      And that is star-1 to ask a question...

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                      (We'll go) first to Pablo Zuanic with JP Morgan.

(Reynaldo Desance):   Hi guys. How are you?

Men:                  Good morning.

Man:                  Good morning, Pablo.

(Reynaldo Desance):   Well actually this is (Reynaldo Desance). I'm on the line
                      for (Pablo).

                      But, you know, I'm just -- I'm trying to get a better sense here of performance relative to targets. And we know that the company's capacity has increased by about 25%, you know, given increases in Moultrie and Collins, et cetera.

                      In hindsight, has the expansion really worked? I mean, volume growth is well below that 25% capacity increase. Are volumes significantly below expectations?

                      And I'm aware of demand issues, but wasn't the capacity expansion more about market share gains? And are market share gains below expectations?

Man:                  Let me see if I can put this together...

Man:                  (Yeah).

Man:                  Our volume expansion was right at 10%. And that was...

(Reynaldo Desance):   Okay.

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Man:                  ...exactly on schedule and exactly what we had projected.
                      The other number you might be thinking about is on our first call, what we said was by the fourth quarter and during the fourth quarter of fiscal. 2006, our volume would be up by 26% year over year in the fourth quarter. Moultrie and 150,000 at Collins was not scheduled to come on stream until the fourth quarter of 2006.

                      And as regards to market, during February, March, and April when we brought -- we changed 600,000 a week from tray pack, retail pack to big bird deboning. There was no market to sell that product into. Boneless breast was quoted at $1.05 and it was trading, discounting well below that. And export leg quarters were at 14 cents port, which was netting us about 11 cents a pound.

                      And for February, March, and April, we, you know, the fact of the matter is we really didn't sell that boneless breast or tenders or wings. We relocated it. I don't mean that to say anything about our sales crew, but there was no market to sell it into. That changed in two weeks in May.

(Reynaldo Desance):   Okay. All right.

                      And just a -- just I guess a follow up. If seems that, you know, leg quarters if you look at (there) of about maybe 60% in the last six weeks. But you haven't seen that same kind of, you know, recovery in boneless skinless prices, even though you, you know, you saw them, you know, go down to a -- to trough levels.

                      How do you guys explain that? That you haven't seen that kind of recovery?

Man: Well, the -- let me do a -- the recovery in boneless breast meat is from $1.05 to $1.37. That's 32 cents a pound. And that's close to 30% increase in value.


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                      I'll also give you another number. We do about 5 million
                      pounds a week of bulk boneless breast. And you can multiply that times roughly 32 cents a pound. And we consider that material.

(Reynaldo Desance):   All right, all right. Okay.

                      And what would you say to the argument that Russian inventory buildups due to uncertainty about import quotas and permit reissuances and recent USDA purchases may have given a -- sort of a one-off artificial boost to leg quarter prices?

                      And kind of -- in other words, do you see the recent movement in leg quarter prices as continuing?

Man: We -- the -- we think the Russian -- there were two things going on in Russia. We think there was a reduction in demand because of avian influenza. Secondarily, we think that there was some inventory management going on over there because the importers had high priced leg quarters in their inventory and they needed to work those out without suffering significant losses on them.

                      So we have booked product to ship in June for 25 cents a pound. We think that is just kind of a restoration and a resolution of those two issues.

                      As far as the USDA purchase, Lampkin, what's the status on that?

Lampkin Butts:        The USDA authorized up to $32 million worth of purchases.
                      And so far they've purchased $12 million worth. So that's just a portion -- a small portion of they authorized.

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Man:                  I do agree with -- I do think that one of the reasons we
                      are making our adjustments to production is because of some uncertainty about Russia. We do think that is not clear yet about how much they're going to take. And even in the fall, we do not know if they -- if there are further outbreaks of avian influenza, what their -- the consumers' reactions will be. So we do agree that that is something we'd like a little more visibility on.

(Reynaldo Desance):   Okay.

                      Just lastly, can you just maybe provide a little bit more color in terms of the kind of improvement you're seeing on the -- in end consumer demand in Russia and China? I mean, you know, we have the USDA data. But can you just provide a little bit more color on, you know, end consumer demand?

Man: Well, the main barometer that we look at, the main indicator we see is the volume that's being purchased in Russia and other countries in the export market.

                      And then demand and interest into June and July have both -- they're both way up. Russia purchased 62,000 metric tons in March, and the estimates for April and May are well above that. That's the indication that the demand has returned.

                      Inventory levels of leg quarters from March to April were down. And all of that indicates good demand. Prices, rather significant (unintelligible)...

(Reynaldo Desance):   All right. Prices, right. Okay. All right, thanks. Thanks
                      guys.

Men:                  Thank you.


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Operator:             We'll go next to (Christine McCracken) with (STN Midwest).

(Michael Piken):      Hi, this is (Michael Piken). Can you hear me?

Man:                  Yes.

Man:                  Good morning.

(Michael Piken):      Okay, perfect.

                      Just wanted to talk a little bit more about the domestic market. And, you know, in terms of this summer with a lot more meat kind of overall in the market, how are kind of the retailers and foodservice guys positioning themselves this summer? I mean, would you expect to see more features on chicken this summer? Or are they moving more towards beef or other meats? Or how are you seeing the market right now?

Man: We're seeing -- we've seen very good demand in May and retail ads seem to be very normal, particularly for poultry for Memorial Day. When we -- the chick placements and the egg sets that we look at for the -- for poultry this summer indicate less supply.

                      So I don't think there's going to be -- I think there'll be more red meat, but I think there'll be less poultry. And we're expecting good retail features.

                      On the foodservice side, you know, it's -- we have some -- some of our customers have promoted chicken just like always, and some others have stayed away from it a little bit, maybe because of concern about the avian influenza, but a sort of a customer-by-customer thing.

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                      I -- we're -- all in all, we're optimistic about the
                      summer.

(Michael Piken):      Okay, fair enough.

                      And, I mean, would it be fair to say, I mean, obviously there's normally a seasonal rebound in breast meat prices at this time of year. But, I mean, would you -- would it be fair to say that maybe some of the retailers kind of held off a little bit later in terms of purchasing, you know, their inventory for features this summer and maybe that now that's part of the reason we're seeing the sharp rise in breast meat? And, I mean, you know, how much more room do you think there is to go in terms of this normal seasonal improvement in breast meat prices?

Man: Most of our bulk breast meat that comes out of our big bird deboning plant does not go to retail. It will go to institutional distributors and further processors. That's where the big move in breast has been. It's not been to retail. It's been in these other market segments.

                      And I do not know why all of a sudden it changed, but I don't believe it got to this price level last year, did it?

Man:                  It -- after January it did not.

Man: I mean, you're higher than you were a year go. And certainly we bought some market share when breast was $1.05 a pound. But what's happening right now with breast meat prices would not be explained by -- necessarily by retail. It would be other market segments probably.

                      And with 2% less breast meat, even with more beef and pork, and I -- beef is still on the high end of a scale of what the prices are. We would expect

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                      particularly in light of these cutbacks we're optimistic
                      about the market for the summer.

(Michael Piken):      Okay, fair enough.

                      And then, you know, just with respect to production, I mean, clearly, the (unintelligible) numbers have been down, but the one thing they don't kind of -- that's not incorporated in there is, you know, kind of the movement toward heavier bird weights.

                      I mean, do you think that 2% in terms of total pounds is sort of a fair number to use sort of as we head into the summer? Or is that more on a head basis that you would think that that's a fair number to use for the industry as a whole?

Man: I have not looked this up, but I would be surprised if weight -- if there is weight gain during the summer. That normally would be in the fall, winter, and spring. Usually weights if anything should be depressed because of heat in the summertime.

(Michael Piken):      Okay.

Man: I would think you'd see the 1% to 2% less pounds as well during the summertime.

(Michael Piken):      Okay. Fair enough. I'll pass it on.

Man:                  Thanks.

Man:                  Tell (Christine) to enjoy her vacation, (Michael).


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(Michael Piken):      We'll try.

Operator:             We'll go next to Farha Aslam with Stephens, Incorporated.

Farha Aslam:          Hi. How are you?

Men:                  Good morning.

Farha Aslam:          Is the decision to delay the Waco facility just sort of a
                      cash management decision?

Man: Primarily it was. It was balance sheet. And it seemed prudent to do that to see if we could gain a little more visibility, Farha. Nothing more than that, though.

Farha Aslam:          Is the commitment to still that facility there?

Man:                  Absolutely.

Farha Aslam:          Okay.

Man:                  We...

Farha Aslam:          And looking at -- could you just review where right now
                      you're selling breast meat for and where you're selling leg quarters for right now.

Man:                  You're asking what prices?

Farha Aslam:          Mm-hm.


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Man:                  Well, we -- we've already reported that we've booked our
                      June exports at 25 cents delivered port.

Farha Aslam:          Okay.

Man: May leg quarters were booked in early April for -- they're less than that.

Farha Aslam:          But...

Man:                  We don't usually report that number, but they're...

Man: They're less than that, but they are a little bit more than they were in February, March, and April.

Man:                  Yeah, but just marginally.

                      And our boneless breast, most of our boneless breast is tied to that (earn-and-bury) market, which is up to $1.37. Some of it, I mean it's -- some of it is sold at prices 10 cents, 12 cents a pound less than our Urner Barry. But they track up with Urner Barry. And maybe some of them are day of ship, some of them are a week behind. But they all -- most of it tracks with Urner Barry.

Man: You would have -- the price on your boneless breast though basically across the board today, not for the month of May but today is up...

Man:                  Is up...

Man:                  ...32 cents (unintelligible).


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Man:                  ...32 cents a pound.

Farha Aslam:          And can you see that going up to like $1.55 this summer?
                      Or kind of the average? Or where do you kind of see, if we were trying to figure out where they're going?

Man:                  Well, I...

Farha Aslam:          What can we model it?

Man:                  ...I like your number a lot. I would certainly...

Farha Aslam:          Do you think that's realistic given -- we're just trying
                      to figure it out with your announced cuts, other folks' cuts, the fact that there's 12% less breast meat in cold storage year over year. We're just trying to figure out if that's where it's going.

Man: Well, usually the 2% less meat this summer should translate into more than 2% in breast prices.

Farha Aslam:          Okay.

Man: And the market, the move in May is before the cutback shift.

Farha Aslam:          So we see some good summer numbers.

                      So for this next quarter, do you think you're going to lose money, make money? In the ballpark?

Man: I have no idea what the market's going to do in June and July.

Man:                  You know we try to stay away from that, Farha.

Man: Did you use those numbers I -- did you hear the numbers I quoted a while ago on leg quarters and boneless breast, about how many pounds we're doing a week and...

Farha Aslam:          Yeah.

Man: ...that -- those are good numbers. And, you know, based on where the market is today, we certainly wouldn't expect a quarter like the one we just experienced.

Farha Aslam:          (Okay).

                      And your cost of goods sold came in a little bit ahead of what we were looking for. Could you just kind of review with us your grain exposure at this point and what you're looking for for the rest of the year and into next year if possible?

Man:                  Sure.

                      On grain, we are -- we have more exposure in corn after July as far as pricing goes. We have much less exposure on soybean meal price for the balance of the year.

                      We, you know, the market is up I guess what is it, 15 cents a pound on the -- we were at ($2.40) -- were we at $2.50? That's about 20 cents a bushel on the July contract.

                      And I don't think we're going to know about grain prices until sometime in July. I think there's a lot of sensitivity right now to yield potential. I think the USDA was conservative on acres and conservative on yield, aggressive on exports and aggressive on ethanol production. So there can be swings either way.

                      And we -- I think everybody -- the futures market is reading significantly higher corn cost for next year.

Farha Aslam:          Okay, that's fair. Thank you very much.

Men:                  Thank you.

Operator:             Again, that is star-1 to ask a question.

                      We'll go next to (John Culler) with Oppenheimer & Close.

(John Culler):        Good morning, guys.

Men:                  Good morning.

(John Culler):        A quick question if I could. Can you update CAPEX budget
                      for this year, and then for next year given the change in plans?

Mike Cockrell:        Yeah.

                      As we mentioned -- as I mentioned, this is Mike, John.

                      We've got $77 million, a little more than $77 million to spend for the year. We've already spent $46 million. And that number $77-1/2 million is net of about $13 million in vehicles and operating leases, which we lease. So they won't show up as the CAPEX, but we consider them capital additions.

                      And, you know, the -- we've already spent everything that we were going to spend on several projects. We announced at the beginning of the year that we'd be spending $22.5 million in Collins. We have spent all that. We also said at the beginning of the year we'd spend just under $10 million to finish out our new general office, which we have spent.

(John Culler):        Mm-hm.

Mike Cockrell:        And about a million and a half in Georgia, which we've
                      spent.

                      We've still got a few things to do. It -- at -- there's some things at our Hammond processing facility that were on our budget, $1 million for a lab renovation that we've still got to spend.

                      But that budget, that $77.5 million is reduced by what we originally were going to spend in Waco.

(John Culler):        Okay.

                      And that was $29 million (unintelligible)...

Mike Cockrell:        Twenty-nine million reduction, right.

(John Culler):        Okay.

                      So you'll spend that $29 million in next fiscal year?

Mike Cockrell:        That's right.

Man:                  (Yeah).

Mike Cockrell:        We'll push that to next year.

(John Culler):        Okay.

                      Do you have a preliminary figure for next year's CAPEX?

((Crosstalk)).

(John Culler):        ...not yet.

Man:                  No, not yet.

(John Culler):        Okay.

                      And on production, I'm just going over on a number of head per week, do you have a revised figure for '06?

Man:                  For...

(John Culler):        Or an annual figure for an exit the year for example?
                      (What you)...

Man:                  (Oh), for where we are at the end of the year?

(John Culler):        Mm-hm, yeah.

Man:                  I don't have that in front of me, (John). I'm sorry.

(John Culler):        No, that's all right.

                      Okay, thanks a lot.

Man:                  Thank you.

Operator:             Moving on to (Nick Capellano) with Imperial Capital.

(Nick Capellano):     Good morning.

Men:                  Good morning.

(Nick Capellano):     Just a couple quick ones for you.

                      Relative to the SG&A savings that you're going to be looking for, can you give us an order of magnitude of potential savings you see and the extent to whether, you know, it would be more of a short-term versus kind of structural...

Man:                  (Unintelligible)...

(Nick Capellano):     ...(unintelligible) that you're looking for in terms of
                      SG&A savings.

Man: Well, it's not structural. It would be short term. And we have not quantified that. But yeah, it'll be made up -- Lampkin mentioned a couple of things that we've looked at, one being our advertising budget.

                      And, you know, we -- most of our advertising is done in the spring and then in the fall. We've done our spring advertising. We have some things that we can not do (during the) summer and the fall.

                      We're going to do -- we're going to go ahead and do some things. We've to a lot of momentum going with our advertising campaign. We're going to keep doing some things. But we can cut that. That's the largest item that we've looked at.

(Nick Capellano):     Sure.

Man: There's some other things that are small, nothing -- there are no -- there's no great big deal out there.

Man:                  (Yeah).

Man: If you look at our SG&A cost versus kind of our competitors' and such on a percent of sales basis, we're already pretty lean. But there's some things we can do that we've identified.

Man: You're not going to -- you're going to have about a half a million dollars a month less in SG&A for this second half of the fiscal year because of Georgia.

Man:                  That's correct.

Man:                  Right.

Man: And you're going to have -- I don't know how much the advertising's going to be. But there'll be reductions in our SG&A compared to a year ago.

(Nick Capellano):     Okay, very good.

                      And another one, how did the recovery of pricing that you've seen in May play into your decision on, you know, the absolute level that you cut production in Moultrie? I mean, to what extent is it that, you know, you're being more conservative? (And) the earlier question spoke to on in terms of your balance sheet? Or does it speak to the fact that, you know, you don't -- maybe don't trust the recovery that we've seen in prices? Or, you know, don't think that these prices are sustainable?

                      Just wanted to know how you -- how this recent pricing action figured into those decisions.

Man:                  It didn't.

                      We had made -- we made the decision before we saw the change in the market that occurred in May. We -- and we just felt like when we were going through March, April that we thought it would be prudent. It wasn't a good time to say damn the torpedoes, full speed ahead.

(Nick Capellano):     Right.

Man: And we felt like we needed to watch our balance sheet. We -- other people made deductions in supply and felt like certainly we should. Our biggest reduction is going to be in big bird deboning. As a matter of fact, our only reduction is going to be netted all out in big bird deboning breast and leg quarters. And that was in response to this historically low prices we were experiencing.

(Nick Capellano):     No, understood.

                      Now any thoughts in terms of, you know, in terms of a potential resumption in your previously talked about production levels? Any thoughts as -- are you just taking that as it comes? Or any kind of pricing thoughts or market thoughts that would lead to that decision?

Man: I think we'll try to gain visibility one on avian influenza. We'll, you know, there's a southern migration that'll place across Europe and Asia and into Africa I guess. We're watching the bird migration now and see what kind of -- what happens and what reaction to it is.

                      And it would be, you know, when you get past Labor Day, you head into a period where demand drops off seasonally...

(Nick Capellano):     Mm-hm.

Man: ...particularly in November and December. And I wouldn't think we anyway would make any significant restoration of these cuts into that period, going into that period. (We'd)...

(Nick Capellano):     Sure. All right, thanks a lot.

Men:                  Thank you.

Operator:             And again that is star-1 to ask a question.

                      We'll go next to (Mike Kristadulu) with (Inwood).

(Mike Kristadulu):    Good morning, gentlemen.

Men:                  Good morning.

(Mike Kristadulu):    You cited the lower corn acreage and ethanol demand as
                      drivers for higher corn prices. And if this ethanol boom plays out like some think it will, you know, there's talk about $3 and $4 a bushel corn, which would be a negative for the industry.

                      And yet my sense is there's also going to be, you know, the world's going to awash in this distillers dry grain and solubles.

                      And I'm curious for your operations and some of the co-ops for whom you specify and supply the feed blend, you know, are you set up to feed your birds basically these wet and dry cornflakes? And are you doing anything on the physical delivery side with these ethanol mills?

Man: We've talked with them about that. We -- the nutritional profile of DDGs is fine. We can use it. We'll probably have to put in some tanks at some of the mills. Some of the mills can already handle it.

                      The main thing for us to flow through the mill, we think that product needs to be a bit drier than it is. And at some point when they -- when it -- there's an abundant supply of it and they need to market it to the poultry industry, they'll get it in shape. And we do anticipate using that sometime in the future.

(Mike Kristadulu):    Would you think about putting in drying at your end? It's
                      clearly more expensive to transport it when it's soggy, but, you know, you could buy it cheaper.

Man: We could do that. Economics'll dictate that. It'll be either us or the ethanol producer.

(Mike Kristadulu):    Thank you.

Man:                  We -- okay.

Operator:             And that concludes today's question and answer session.
                      Mr. Sanderson, I'll turn the call back over to you for any closing comments.

Joe Sanderson:        Good.

                      Thank you all for spending time with us this morning. We look forward to the balance of the year and look forward to reporting our results to you.

                      Thank you.

Operator:             That concludes today's teleconference. Thank you for
                      joining us.



                                       END